Exhibit 99.1

Contact:

Ashley M. Mancuso
Investor Relations
(888) 686-0112

Gramercy Property Trust to Call for Redemption of Its Outstanding 3.75% Exchangeable Notes

New York, NY - August 23, 2017 - Gramercy Property Trust (NYSE: GPT), a real estate investment trust, announced today its intention to call for redemption of all of its outstanding 3.75% Exchangeable Senior Notes due 2019 (the “Notes”) with a redemption date of September 25, 2017. In accordance with the redemption provisions of the Notes and the indenture related to the Notes, the Notes are redeemable at a price equal to the principal amount of the Notes plus accrued and unpaid interest, if any, up to, but excluding, the redemption date.

As a result of the Company’s call for redemption, however, the Notes become exchangeable, at the election of the holders, at the rate of approximately 45.7255 Gramercy common shares per $1,000 of Notes exchanged, which, at the Company’s election, can be satisfied in cash, common shares or a combination of cash and common shares. The Company intends to satisfy all such exchanges solely by issuing its common shares, par value $0.01 per share, which, assuming all noteholders elect exchange treatment, would result in the Company’s issuance of approximately 5.26 million common shares to satisfy all of the Notes.

A market capitalization and liquidity update giving effect to the issuance of common shares upon exchange of the Notes is available on the Company's website, www.gptreit.com.
About Gramercy Property Trust
Gramercy Property Trust is a leading global investor and asset manager of commercial real estate. The Company specializes in acquiring and managing high quality, income producing commercial real estate leased to high quality tenants in major markets in the United States and Europe.
To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 888-686-0112.
Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K, in the Company's Quarterly Reports on Form 10-Q and in the Company's Current Reports on Form 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the Securities and Exchange Commission.
No Solicitation
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.